UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

(Amendment No. 1)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NeoGenomics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

We are filing this Amendment #1 to the definitive proxy statement, originally filed with the Securities and Exchange Commission on April 30, 2014, to correct certain information as to the date and day of the week of our 2014 Annual Meeting. Our 2014 Annual Meeting will be held on Friday, June 6, 2014. The revision corrects certain typographical errors regarding the day of the week, and date of the meeting, filed in the original document. No other information, besides the aforementioned meeting dates has been changed. Data distributed to shareholders will contain this revised information.

NEOGENOMICS, INC.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Dear Stockholder:

You are invited to attend the 2014 Annual Meeting of Stockholders of NeoGenomics, Inc. which will be held on Friday, June 6, 2014, 10:00 a.m., local time, at the Hyatt Regency Coconut Point Resort at 5001 Coconut Road, Bonita Springs, Florida 34134.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

/s/ Douglas M. VanOort
Douglas M. VanOort Chief Executive Officer

April 30, 2014

April 30, 2014

12701 Commonwealth Drive Suite 9

Fort Myers, Florida 33913

It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the meeting. Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This proxy statement is dated April 30, 2014 and is going to be first mailed to stockholders of NeoGenomics, Inc. on or about May 2, 2014. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on June 6, 2014.

The proxy statement and 2013 annual report to stockholders are available at www.proxydocs.com/NEO.

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NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having a principal executive office location at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2014 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2014 Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2014 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING

Q:	When and where is the 2014 Annual Meeting?

A:	The 2014 Annual Meeting is being held at the Hyatt Regency Coconut Point Resort at 5001 Coconut Road, Bonita Springs, Florida 34134, at 10:00 a.m., local time on June 6, 2014. Driving directions to the 2014 Annual Meeting may be obtained by contacting the Company at (866) 776-5907.

Q:	Who is entitled to vote at the 2014 Annual Meeting?

A:	Holders of NeoGenomics, Inc. common stock at the close of business on April 15, 2014, the record date for the 2014 Annual Meeting (the “Record Date”) established by our board of directors (the “Board”), are entitled to receive notice of the 2014 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2014 Annual Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about April 30, 2014.

As of the close of business on the Record Date, there were 49,676,041 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	Who can attend the 2014 Annual Meeting?

A:	Admission to the 2014 Annual Meeting is limited to:

•	stockholders as of the close of business on the Record Date;

•	holders of valid proxies for the 2014 Annual Meeting; and

•	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

Q:	Can I vote my shares by filling out and returning the Meeting Notice?

A:	No. The Meeting Notice identifies the items to be voted on at the 2014 Annual Meeting, but you cannot vote by marking the Meeting Notice and returning it.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:	If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the 2014 Annual Meeting?

A:	The presence in person or by proxy of persons entitled to vote a majority of shares of our common stock at the 2014 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2014 Annual Meeting for purposes of determining whether there is a quorum, if a proxy card has been properly submitted by you or on your behalf, or you vote in person at the 2014 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the 2014 Annual Meeting?

The stockholders will vote on the following proposal:

•	Proposal 1. Election of Directors. To elect six (6) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

Q:	What vote is required to approve these proposals?

A:	Provided a quorum is present, the following are the voting requirements for each proposal:

•	Proposal 1. Election of Directors. The six (6) nominees receiving the highest number of votes will be elected.

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote your shares:

•	“FOR” the six (6) directors nominated by our Board as directors, each to serve until the 2015 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

Q:	How do I vote?

A:	You may vote by any of the following methods:

•	In Person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the 2014 Annual Meeting. If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares. A photo I.D. is required to vote in person.

•	By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	By internet or telephone. You may also vote over the internet at www.proxypush.com/NEO or vote by telephone at 1-855-719-4506. Please see proxy card for voting instructions.

Q:	How can I change or revoke my vote?

A:	You may change your vote as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Jerome Dvonch, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2014 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Your proxy will be treated as follows:

Stockholders of record. If you are a stockholder of record and you: sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:	The election of directors (“Proposal 1”) is considered to be non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1.

Q:	Could other matters be decided at the 2014 Annual Meeting?

A:	As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2014 Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the 2014 Annual Meeting for consideration, the proxy holders for the 2014 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:	How are proxies solicited and what is the cost?

A:

We are making, and we will bear all expenses incurred in connection with the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the 2014 Annual Meeting?

A:	If you have any questions about the 2014 Annual Meeting, would like to obtain directions to be able to attend the 2014 Annual Meeting and vote in person or would like additional copies of any of the documents referred to in this proxy statement, you should call our Investor Relations department at (239) 786-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2014 Annual Meeting, a board of six (6) directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board’s nominees are incumbent directors of the Company.

Information as to Nominees and Other Directors

Background information about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below.

Douglas M. VanOort, age 58. Mr. VanOort has served as the Chairman of the Board and Chief Executive Officer of NeoGenomics since October 28, 2009. Prior to that he served as Chairman of the Board, Executive Chairman and Interim Chief Executive Officer from March 2009 to October 2009. He has been an Operating Partner with Summer Street Capital Partners since 2004 and a Founding Partner of Conundrum Capital Partners since 2000. From 1995 to 1999, he served as the Senior Vice President Operations for Quest Diagnostics, Incorporated. During this period Quest Diagnostics grew to approximately $1.5 billion in annual revenues through both organic growth and mergers and acquisitions. From 1982 to 1995, Mr. VanOort served in various positions at Corning Incorporated and ultimately held the position of Executive Vice President and CFO of Corning Life Sciences, Inc. In 1995, Corning Incorporated spun off Corning Life Sciences, Inc. into two companies, Quest Diagnostics and Covance, Inc. Mr. VanOort serves as a member of the board of directors of several privately held companies. In addition, since 2000, Mr. VanOort is the Co-Owner of Vision Ace Hardware, LLC, a retail hardware chain. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones, age 50. Mr. Jones has served as a director since October 2003, as Executive Vice President of Finance since November 30, 2009, and as Chief Compliance Officer since February 7, 2013. Mr. Jones served as Chief Financial Officer for the Company from October 2003 until November 30, 2009. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves as Chairman of the Board of T3 Communications, Inc. and he is a member of the Board of XG Sciences, Inc.

Michael T. Dent M.D., age 49. Dr. Dent is our founder and a director. Dr. Dent was our President and Chief Executive Officer from June 2001, when he founded NeoGenomics, until April 2004. From April 2004 until April 2005, Dr. Dent served as our President and Chief Medical Officer. Dr. Dent founded the Naples Women’s Center in 1996 and continues his practice to this day. He received his training in Obstetrics and Gynecology at the University of Texas in Galveston. He received his M.D. degree from the University of South Carolina in Charleston, S.C. in 1992 and a B.S. degree from Davidson College in Davidson, N.C. in 1986. He is a member of the American Association of Cancer Researchers and a Diplomat and Fellow of the American College of Obstetricians and Gynecologists.

Kevin C. Johnson, age 59. Mr. Johnson is currently serving on the Board of Directors of United Allergy Services, Inc., a private company and ClearPath Diagnostics, a private company. From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc., a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002, and DIANON’s market capitalization grew from $45 million to approximately $600 million when it was sold to Laboratory Corporation of America (NYSE: LH) in January of 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, Incorporated, for 18 years, and held numerous management and executive level positions.

Raymond R. Hipp, age 71. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as being a member of a number of public company boards of directors. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the Board of Directors and on the Audit Committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years.

William J. Robison, age 78. Mr. Robison, who is retired, spent his entire forty-one (41) year career with Pfizer, Inc. At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986. In 1990, he became General Manager of Pratt Pharmaceuticals, a then new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group. In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources. Mr. Robison retired from Pfizer in 2001 and currently serves on the Board of Directors of MWI Veterinary Supply Company, Inc. (NASD: MWIV). He is also on the board of trustees of University of Louisiana – Monroe. Mr. Robison was previously a board member and an executive committee member of the USO of Metropolitan New York, Inc., the Human Resources Roundtable Group, the Pharmaceutical Human Resource Council, the Personnel Round Table, and the Employee Relations Steering Committee for The Business Round Table.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

•	Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer. Mr. VanOort has significant experience in the laboratory industry including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics, Incorporated. Mr. VanOort also has significant financial experience having served as Executive Vice President and CFO of Corning Life Sciences, Inc. and as an Operating Partner with Summer Street Capital Partners and a Founding Partner of Conundrum Capital Partners. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•	Steven C. Jones, Executive Vice President of Finance, Board Member, and Chairman of the Compliance Committee. Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to NeoGenomics from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to NeoGenomics with respect to strategic and financial matters.

•	Michael T. Dent M.D., Board Member. Dr. Dent is the founder of the Company and his experience as a physician gives him valuable insight into the physician market. He is the only medical doctor on our Board of Directors. His experience with running a laboratory information system business also provides insight into technology that may be utilized by the Company.

•	William J. Robison, Board Member and Chairman of the Compensation Committee. Mr. Robison spent his entire 41 year career with Pfizer, Inc. which included a position as Executive Vice President and head of Worldwide Corporate Employee Resources and he was a member of the Company’s Corporate Management Committee. This experience makes Mr. Robison highly qualified to be the Chairman of our Compensation Committee. Mr. Robison has extensive health care knowledge and offers valuable insight and recommendations with respect to managing our sales-force, our personnel and compensation policies.

•	Kevin C. Johnson, Board Member. Mr. Johnson spent the majority of his career in the laboratory business and was the CEO for Dianon Systems before it was sold to Laboratory Corporation of America. His experience as a CEO of a rapidly growing laboratory operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•	Raymond R. Hipp, Board Member and Chairman of the Audit Committee. Mr. Hipp has experience in mergers and acquisitions, information technology and as CEO of a Company. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert. Mr. Hipp has valuable experience with the Audit Committee of Gardner Denver, Inc.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Dr. Dent, Mr. Johnson, Mr. Hipp and Mr. Robison is independent. The Audit Committee and the Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board does not have a standing Nominating Committee. As opposed to delegating such functions to a sub-group of the Board, it has been the Company’s preference to involve all of the Board members in the nomination process. All of the members of the Board consider and recommend candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Board seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. However, we do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board, if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Board will conduct candidate interviews, evaluate biographical information and background material and assess the skills and experience of candidates in the context of the then current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by such directors. The Board will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations For Board Candidates.”

Board Leadership Structure. Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board. The Board does not have or appoint a lead independent director.

Board Role in Risk Oversight. The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four (4) times for regular meetings during 2013. Four (4) of such meetings were regularly scheduled meetings and telephonic calls were held as needed. During 2013, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Directors are not required to attend annual meetings of our stockholders. We held an annual meeting of stockholders in 2013.

The Board currently has three (3) standing committees: the Audit Committee, the Compensation Committee and the Compliance Committee. The Board does not have a Nominating Committee.

Board Committees. The following table sets forth the current members of each standing Committee:

Director Name	Audit Committee	Compensation Committee	Compliance Committee
Steven C. Jones			X (Chair)
Kevin C. Johnson	X	X	X
William J. Robison		X (Chair)
Michael T. Dent	X	X	X
Raymond R. Hipp	X (Chair)

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met nine (9) times during 2013. The formal report of the Audit Committee is set forth beginning on page 11.

The Board has determined that Raymond Hipp is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Compensation Committee met eight (8) times during 2013.

Compliance Committee. Our Compliance Committee is responsible for monitoring and administering our compliance with applicable laws and regulations related to our provision of medical related services. The Compliance Committee met four (4) times during 2013.

Stockholder Recommendations For Board Candidates

The Board will consider qualified candidates for director recommended and submitted by stockholders. Submissions that meet the then current criteria for board membership are forwarded to the Board for further review and consideration. The Board will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our common stock for at least one (1) year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board, at our principal office, Attention: Jerome Dvonch, Corporate Secretary.

The Board will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Jerome Dvonch, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

The six (6) nominees receiving the highest number of votes will be elected. This Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of this Proposal 1.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the Company’s independent registered public accounting firm, (4) the performance of the Company’s independent registered public accounting firm and (5) the Company’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 with management, and Kingery & Crouse, P.A., the Company’s independent registered public accounting firm for the 2013, 2012 and 2011 fiscal years.

The Audit Committee has discussed with Kingery & Crouse, P.A. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Kingery & Crouse, P.A. its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2013 be included in its Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

Raymond R. Hipp (Chair)
Kevin C. Johnson
Michael T. Dent

INFORMATION CONCERNING EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Background information about our executive officers who are not nominees for election as directors is set forth below.

Robert P. Gasparini, M.S., age 59. Mr. Gasparini has served as the Chief Scientific Officer of NeoGenomics since January 2005 and served as President and Chief Scientific Officer from January 2005 to May 2011. Prior to assuming the role of Chief Scientific Officer, Mr. Gasparini was a consultant to the Company beginning in May 2004. Prior to NeoGenomics, Mr. Gasparini was the Director of the Genetics Division for US Pathology Labs, Inc. (“US Labs”) from January 2001 to December 2004. During this period, Mr. Gasparini started the Genetics Division for US Labs and led the growth of annual revenues of this division to $30 million over a thirty (30) month period. Prior to US Labs, Mr. Gasparini was the Molecular Marketing Manager for Ventana Medical Systems from 1999 to 2001. Prior to Ventana, Mr. Gasparini was the Assistant Director of the Cytogenetics Laboratory for the Prenatal Diagnostic Center from 1993 to 1998 an affiliate of Massachusetts General Hospital and part of Harvard University. While at the Prenatal Diagnostic Center, Mr. Gasparini was also an Adjunct Professor at Harvard University. Mr. Gasparini is a licensed Clinical Laboratory Director and an accomplished author in the field of Cytogenetics. He received his BS degree from The University of Connecticut in Biological Sciences and his Master of Health Science degree from Quinnipiac University in Laboratory Administration.

George A. Cardoza, age 52. Mr. Cardoza has served as Chief Financial Officer of NeoGenomics since November 2009. Prior to that, from March 2008 to November 2009, Mr. Cardoza served as the Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Mr. Cardoza also served as the Controller of Protocol Global Solutions from March 2006 to March 2008. From April 1991 to March 2006, Mr. Cardoza was employed by Quest Diagnostics Inc., a diagnostic testing, information and services company, in a number of positions, including the position of Controller – Central Region from 2001 to March 2006. At Quest Diagnostics Inc., Mr. Cardoza was responsible for overseeing all the financial operations of the Central Region, which had revenue of over $1.2 billion in 2006. Prior to his time with Quest Diagnostics Inc., he worked for Sony Music Entertainment Inc. and the Continental Grain Company in various financial roles. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

Robert H. Horel, age 49. Mr. Horel has served as Vice President of Sales and Marketing since May 2012. Mr. Horel joined NeoGenomics in December 2006 and served as the Regional Sales Director for NeoGenomics’ Southeastern Region up to the time of his appointment as Vice President. Prior to joining NeoGenomics, Mr. Horel held sales and marketing positions of increasing prominence with Ventana Medical Systems (a developer, manufacturer and marketer of certain medical tests and instruments), US Labs (an anatomic pathology and genetic testing laboratory), and Radiometer America (a medical testing and instrumentation company). Mr. Horel graduated from the United States Naval Academy in 1987, earning a Bachelor of Science Degree with Distinction in Mechanical Engineering, and he served as a pilot in the US Navy before beginning his business career in 1998.

Maher Albitar, M.D., age 59. Dr. Albitar has served as Chief Medical Officer and Director of Research and Development since January 2012. From 2008 to 2011, Dr. Albitar served as the Medical Director for Hematopathology and Oncology, Nichols Institute of Quest Diagnostics, and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics, a diagnostic testing, information and services company. From 2003 to 2008, Dr. Albitar served as the Director of Hematopathology for the Nichols Institute of Quest Diagnostics. From 2005 to 2011, Dr. Albitar also served as a Board member of Associated Diagnostics Pathologists, Inc. From 1991 to 2003, Dr. Albitar held various faculty positions at The University of Texas MD Anderson Cancer Center. Dr. Albitar previously served as the Chief Medical Officer of HDC. Dr. Albitar has also served as a consultant to multiple companies. Dr. Albitar received his medical degree in 1979 from Damascus Medical School in Damascus, Syria.

Mr. Steven A. Ross, age 50. Mr. Ross has served as Chief Information Officer since May 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013 where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Mr. Ross has his Bachelor of Science from New Mexico State University.

Edwin F. Weidig III, age 44. Mr. Weidig III has served as Director of Finance and Principal Accounting Officer since January 2012. Mr. Weidig served as the Company’s Corporate Controller from October 2007 until January 2012. Prior to that, from May 2005 to October 2007 he was a Division Controller for Meritage Homes Corporation (NYSE:MTH) in Fort Myers, Florida, and prior to that from January 1999 to May 2005 he worked in public accounting for a local firm in Fort Myers Florida and for the PricewaterhouseCoopers office in Boston, Massachusetts. Mr. Weidig earned his Bachelor of Science degree in Business Administration from Merrimack College. Mr. Weidig holds an active CPA license with the state of Massachusetts.

EXECUTIVE AND DIRECTOR COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

2013 Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2013, 2012 and 2011, by our Named Executive Officers (“NEOs”).

Name and Principal Position	Year	Salary		Bonus		Stock Award		Option Award (3)		Non- Equity Incentive Plan Compensation		Non- qualified Deferred Compensation Earnings		All Other Compensation		Total
Douglas M. VanOort (1)	2013		$425,000		$132,000		$—		$155,344		$7,429		$—		$—		$719,773
Chief Executive Officer and Chairman of the Board	2012 2011	$ $	410,000 325,000	$ $	203,000 175,000	$ $	— —	$ $	235,497 86,274	$ $	— —	$ $	— —	$ $	— —	$ $	848,497 586,274

George A. Cardoza	2013		$245,500		$60,000		$—		$15,716		$4,590		$—		$—		$325,806
Chief Financial Officer	2012		$233,853		$65,000		$—		$34,915		$—		$—		$—		$337,768
	2011		$221,423		$65,000		$—		$56,132		$—		$—		$—		$342,555

Dr. Maher Albitar (2)	2013		$—		$92,500		$—		$482,519		$7,640		$—		$431,570		$1,014,229
Chief Medical Officer	2012 2011	$ $	— —	$ $	98,775 —	$ $	— —	$ $	286,349 —	$ $	— —	$ $	— —	$ $	404,978 —	$ $	790,102 —

Robert P. Gasparini	2013		$286,603		$45,000		$—		$—		$4,864		$—		$—		$336,467
Chief Scientific Officer	2012 2011	$ $	282,417 258,333	$ $	69,500 57,700	$ $	— —	$ $	— 21,692	$ $	— —	$ $	— —	$ $	— —	$ $	351,917 337,725

Steven C. Jones	2013		$—		$72,500		$—		$—		$4,394		$—		$250,000		$326,894
Executive Vice President, Finance	2012 2011	$ $	— —	$ $	80,000 55,000	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	207,500 239,162	$ $	287,500 294,162

(1)	See the Financial Statements, Note G of our Annual Report on Form 10-K for a description on the valuation methodology of stock option awards and warrants. Mr. VanOort was granted warrants to purchase 625,000 shares of common stock and the stock compensation expense related to these warrants has been included in option awards.
(2)	Dr. Albitar acts as a consultant to the Company in his role as Chief Medical Officer as a result of the California Corporate Practice of Medicine restriction. As a result all payments to him in that role are included in All Other Compensation. See Item 8, Note G of our Annual Report for a description on the valuation methodology of stock option awards. Dr. Albitar was granted warrants to purchase 200,000 shares of common stock and the stock compensation expense related to these warrants has been included in option awards.
(3)	See the Financial Statements, Note G of our Annual Report on Form 10-K for a description on the valuation methodology of stock option and warrant awards for these Named Executive Officers.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts with several of its officers that contain commitments as detailed below.

On March 12, 2008, we entered into an employment agreement with Robert Gasparini, our Chief Scientific Officer, to extend his employment with the Company for an additional four year term. This employment agreement was retroactive to January 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party of their intention to terminate the agreement 90 days before the end of the initial term (or any renewal term). The employment agreement specifies an initial base salary of $225,000/year with specified salary increases tied to achieving revenue goals. Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain targets established by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. In addition, Mr. Gasparini was granted 784,000 stock options at an exercise price of $0.80 and with a seven year term so long as Mr. Gasparini remains an employee of the Company. The vesting period for these options was complete as of December 31, 2013. Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his benefits for a period of a year. This contract renewed automatically on January 1, 2013. Mr. Gasparini’s salary increased to $280,000 on April 1, 2013.

On March 16, 2009, the Company entered into an employment agreement with Douglas M. VanOort to employ Mr. VanOort in the capacity of Executive Chairman and interim Chief Executive Officer. Such employment agreement was amended on October 28, 2009 to appoint Mr. VanOort as Chairman and Chief Executive Officer (the employment agreement, as amended, hereafter, the “Employment Agreement”). The Employment Agreement had an initial term from March 16, 2009 through March 16, 2013, which subsequent to the initial term automatically renews for one year periods. Pursuant to the Employment Agreement, Mr. VanOort receives a base salary of $325,000 per year and is eligible to receive an annual cash bonus for any given fiscal year in an amount equal to 60% of his base salary if he meets certain goals established for him by the Compensation Committee of the Board. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the Compensation Committee. Mr. VanOort is also entitled to participate in all of the Company’s employee benefit plans and any other benefit programs established for officers of the Company. In the event that Mr. VanOort is terminated without cause by the Company, the Company has agreed to pay Mr. VanOort’s base salary and maintain his benefits for a period of a year.

The Employment Agreement also provides that Mr. VanOort was granted an option to purchase 1,000,000 shares of the Company’s common stock under the Company’s Amended and Restated Equity Incentive Plan (the “Amended Plan”). The exercise price of such option is $0.80 per share. 500,000 shares of common stock subject to the option vest according to the following schedule (i) 200,000 shares vested on March 16, 2011; (ii) 12,500 shares vest each month beginning on April 16, 2011 until March 16, 2012; (iii) 8,000 shares vest each month beginning on April 16, 2012 until March 16, 2012 and (iv) 4,500 shares vest each month beginning on April 16, 2012 until March 16, 2013. 500,000 shares of common stock subject to the option vest based on the achievement of certain performance metrics by the Company. Any unvested portion of the option described above shall vest in the event of a change of control of the Company.

Either party may terminate Mr. VanOort’s employment with the Company at any time upon giving sixty days advance written notice to the other party. The Company and Mr. VanOort also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement in connection with the Employment Agreement.

On March 16, 2009, the Company and the Douglas M. VanOort Living Trust entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which the Douglas M. VanOort Living Trust purchased 625,000 shares of the Company’s common stock at a purchase price of $0.80 per share (the “Subscription Shares”). The Subscription Shares are subject to a two year lock-up that restricts the transfer of the Subscription Shares; provided, however, that such lock-up shall expire in the event that the Company terminates Mr. VanOort’s employment. The Subscription Agreement also provides for certain piggyback registration rights with respect to the Subscription Shares. In addition to the Subscription Agreement, on March 16, 2009, the Company and Mr. VanOort entered into a Warrant Agreement (the “Warrant Agreement”) pursuant to which Mr. VanOort, subject to the vesting schedule described below, may purchase up to 625,000 shares of the Company’s common stock at an exercise price of $1.05 per share (the “Warrant Shares”). The Warrant Shares vest based on the following vesting schedule:

(i)	20% of the Warrant Shares vested immediately,

(ii)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $3.00 per share for 20 consecutive trading days,

(iii)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $4.00 per share for 20 consecutive trading days,

(iv)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $5.00 per share for 20 consecutive trading days and

(v)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $6.00 per share for 20 consecutive trading days.

On February 14, 2012, Mr. VanOort had his annual salary raised to $425,000 per year and was granted a supplemental non-qualified stock option to purchase 800,000 shares of common stock at an exercise price of $1.71 per share, which option has a five year term (the “Supplemental Options”). These Supplemental Options are scheduled to vest according to the passage of time with 200,000 shares vesting each year on the anniversary of the grant date for the first four years after the grant.

In the event of a change of control of the Company in which the consideration payable to common stockholders of the Company in connection with such change of control has a deemed value of at least $4.00 per share, the Warrant Shares and the Supplemental Options shall immediately vest in full. In the event that Mr. VanOort resigns his employment with the Company or the Company terminates Mr. VanOort’s employment for “cause” at any time prior to the time when all Warrant Shares and Supplemental Options have vested, then the rights under the Warrant Agreement and the Supplemental Options with respect to the unvested portion of each will immediately terminate as of the date of termination.

On November 30, 2009, we entered into an employment agreement with George Cardoza, our Chief Financial Officer. The Employment Agreement has an initial term from November 30, 2009 through November 29, 2013, which initial term automatically renews for one year periods. The employment agreement specifies an initial base salary of $190,000/year, which was subsequently increased to $250,000 per year in April 2013. Mr. Cardoza is also entitled beginning with the year ended December 31, 2010 to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain goals established by the CEO and approved by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. In addition, Mr. Cardoza was granted 150,000 stock options at an exercise price of $1.55 and with a five year term so long as Mr. Cardoza remains an employee of the Company. These options are scheduled to vest according to the passage of time. Mr. Cardoza’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Cardoza is terminated without cause by the Company, the Company has agreed to pay Mr. Cardoza’s base salary and maintain his benefits for a period of six months. On April 14, 2011 Mr. Cardoza was granted an additional option to purchase 100,000 shares of common stock at an exercise price of $1.46 per share. Such option has a five year term and vests 25,000 shares per year on the anniversary of the grant date for the first four years after the grant. On March 5, 2014 Mr. Cardoza was granted an additional option to purchase 30,000 shares of common stock at an exercise price of $3.45 per share. Such option has a five year term and vests 10,000 shares per year on the anniversary of the grant date for the first three years after the grant. In the event of a change of control of the Company, all of Mr. Cardoza’s unvested options shall immediately vest.

Option Grants to NEOs

There were no option grants awarded to NEOs during the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year End

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards, and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2013:

	Outstanding Equity Awards at Fiscal Year End

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable		Equity Incentive Plan Awards- Number of Securities Underlying Unexercised & Unearned Options	Option Exercise Price	Option Expiration Date
Douglas M. VanOort	200,000	600,000	(1)	—	$1.71	2/13/2017
Chief Executive Officer and Chairman of the Board of Directors	1,000,000	—		—	$0.80	3/15/2016
George A. Cardoza	130,000	—		—	$1.55	11/30/2014
Chief Financial Officer	75,000	25,000		—	$1.46	04/14/2016
Robert P. Gasparini	425,000	—		175,000	0.25	1/3/2015
Chief Scientific Officer	100,000	—		50,000	1.47	2/12/2017
	584,000	—		200,000	0.80	3/12/2015
	150,000	—		50,000	0.62	2/2/2016
Dr. Maher Albitar	62,500	187,500	(1)	—	1.55	1/8/2017
Chief Medical Officer

(1)	Please see Note G of the consolidated financial statements included in our Annual Report for a vesting detail.

Option Exercised

The options exercised by our NEOs during the fiscal year ended December 31, 2013 were as follows:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $
George A. Cardoza	20,000	$42,000
Chief Financial Officer
Robert P. Gasparini	150,000	$518,500
Chief Scientific Officer

Director Compensation

Each of our non-employee directors is entitled to receive cash compensation. As of December 31, 2013 the reimbursement was as follows:

•	$8,750 for each calendar quarter served as director

•	$20,000 for each year for a Committee Chairman

•	$5,000 for each year for a Committee Member

We also reimburse our directors for travel expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards	Warrant/ Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael T. Dent (2)	$40,000	$11,241	$—	$—	$—	$—	$51,241
Steven C. Jones (1)	—	—	—	—	—	326,894	326,894
Kevin C. Johnson (2)	43,250	11,241	—	—	—	—	54,491
William J. Robison (2)	46,750	11,241	—	—	—	—	57,991
Raymond R. Hipp (2)	45,750	11,241	—	—	—	—	56,991

(1)	Other compensation for Mr. Jones reflects his consulting compensation for serving as our Executive Vice President of Finance.
(2)	On April 27, 2011, the Company granted 24,000 shares of restricted stock to each of the five non-officer directors of the Company for a total of 120,000 restricted shares. These directors were elected by the shareholders and the stock award is for service on the Board of Directors only. Such restricted shares vest a rate of 2,000 shares per quarter on the last day of each calendar quarter beginning on June 30, 2011 and ending on March 31, 2014 so long as each director remains a member of the Board of Directors. The fair market value of each grant of restricted stock on award date was deemed to be $34,560 or $1.44 per share, which was the closing price of the Company’s common stock on the day before the grant as approved by the board of directors.

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Advisory Vote on Executive Compensation

The Company provides its stockholders with the opportunity to cast an annual vote on executive compensation. At the 2013 Annual Meeting of Stockholders held on June 6, 2013, 64.9% of the votes cast on the advisory vote on executive compensation proposal were in favor of our NEO compensation as described in the proxy statement for the 2013 Annual Meeting of Stockholders. The Compensation Committee reviewed these final vote results and took them into account when considering its compensation decisions for fiscal 2013. The Compensation Committee determined that given the leadership role of the NEOs in the Company’s continued steady performance the Company’s executive compensation program remains appropriate and no changes were necessary. However, the Compensation Committee continues to review our executive compensation program consistent with the compensation goals set forth herein and will continue to consider the outcome of the stockholder votes on the annual executive compensation proposal when making future decisions regarding our executive officers.

Process for Determining Executive Compensation

Our Compensation Committee reviews and approves the annual base compensation and other compensation of our NEOs. Our Compensation Committee also establishes and reviews the achievement of performance goals and other matters relating to the Annual Bonus Plans.

Base Compensation

Our base compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of base compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

The base compensation of our NEOs is reviewed annually and changes to base salary are made pursuant to a review process and salary increase recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Any changes to the Chief Executive Officer base salary are discussed and approved by the Compensation Committee.

Benefits

Our policy is to provide health benefits as well as access to our 401(k) Plan to which we contribute a match of 50% on the dollar up to a 4% employee contribution (2% Company match), to all of our employees including our NEOs.

Annual Bonus Plan and Goal Sharing Plan

The Compensation Committee adopts an Annual Bonus Plans for each year which it believes incentivizes senior management to push to achieve operating results that the Compensation Committee believes will inure to the benefit of stockholders as well as management. Each Annual Bonus Plan provides goals which the Compensation Committee believes could only be achieved through extraordinary team efforts by senior management and that are designed to incentivize senior management to operate the Company in the most efficient manner possible. In developing the Annual Bonus Plan for each year, the Compensation Committee takes into consideration the economy in general and the goals of the Company that it wishes to reward, achieving our revenue goals, our Adjusted EBITDA goals and the successful completion of Company determined critical success factors. There are also some individual goals that are provided to each of our NEOs.

The NEOs also participate in a goal sharing plan which is available to all employees on a quarterly basis which has up to a 4.0% pay-out for achieving certain common goals defined for the business such as revenue goals, turnaround time metrics, cost per test goals, employee satisfaction and customer satisfaction goals.

Tax Compliance Policy

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and to the three other most highly compensated executive officers in office as of the end of the fiscal year, other than the chief financial officer. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. However, shareholder interests may at times be best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

Compensation Committee Interlocks

During the fiscal year ended December 31, 2013, the members of the Company’s Compensation Committee were:

William J. Robison—Chairman

Dr. Michael T. Dent

Kevin C. Johnson

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended December 31, 2013. Dr. Michael T. Dent was formerly an officer of the Company but he has not served as an officer of the Company since 2005.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management, and

Based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

By:	William J. Robison, Chairman
Kevin C. Johnson
Michael T. Dent

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information as of April 15, 2014, with respect to each person, each director and officer of the Company and all directors and executive officers of the Company as a group known by the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock. The Company has no other class of equity securities outstanding other than common stock.

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
Common	Aspen Select Healthcare, LP (2) 1740 Persimmon Drive, Suite 100 Naples, Florida 34109	6,774,699	13.6%
Common	Steven C. Jones (3) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	7,600,345	16.1%
Common	Michael T. Dent, M.D. (4) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	1,962,550	3.9%
Common	Douglas M. VanOort (5) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	2,587,556	5.1%
Common	Raymond R. Hipp c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	259,714	*
Common	Kevin C. Johnson c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	90,667	*
Common	William J. Robison (6) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	168,713	*
Common	Robert P. Gasparini (7) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	1,277,439	2.5%
Common	George A. Cardoza (8) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	301,089	*
Common	Maher Albitar, M.D. (9) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	188,492	*
Common	Robert Horel (10) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	115,250	*

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
Common	Steven A. Ross (11) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	42,000	*
Common	Edwin Weidig III (12) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	10,833	*
Common	Directors and Officers as a Group (13)	14,841,903	27.6%
Common	1837 Partners, LP., 1837 Partners, QP,LP., and 1837 Partner Ltd. (1837 RMB Managers, LLC and affiliates) 115 South LaSalle St., 34th Floor Chicago, IL 60603 (14)	4,532,620	9.1%
Common	Grow Partners, LLC (15) 600 West Broadway Suite 930 San Diego, CA 92101	3,790,000	7.6%
Common	Cortina Asset Management, LLC 825 N. Jefferson Street, Suite 400 Milwaukee, WI 53202	2,806,720	5.7%
Common	SKL Family Limited Partnership, A. Scott Logan Revocable Living Trust, and affiliates (16) 984 Oyster Court Sanibel, FL 33957	2,532,356	5.1%

*	Less than one percent (1%)
(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within sixty (60) days of April 15, 2014, through the exercise of any stock option or other right. As of April 15, 2014 49,676,041 shares of the Company’s common stock were outstanding.
(2)	Aspen Select Healthcare, LP (Aspen) has direct ownership of 3,500,000 shares. Also includes 3,274,699 shares to which Aspen has received a voting proxy. The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones.
(3)	Steven C. Jones, Executive Vice President – Finance and director of the Company, has direct ownership of 331,251 shares and warrants exercisable within sixty (60) days of April 15, 2014 to purchase an additional 450,000 shares. Totals for Mr. Jones also include (i) 212,745 shares owned by Aspen Opportunity Fund, LP, an investment partnership that Mr. Jones controls, (ii) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (iii) 190,000 shares owned by the Steven & Carisa Jones Defined Benefit Pension Plan & Trust, and (iv) 32,157 shares held in certain individual retirement and custodial accounts. In addition, as the Managing Member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares have been added to his total (see Note 2).

(4)	Michael T. Dent, M.D. is a director of the Company. Dr. Dent’s beneficial ownership includes 1,528,050 shares held in trusts for the benefit of Dr. Dent’s children (of which Dr. Dent and his attorney are the sole trustees) and options exercisable within sixty (60) days of April 15, 2014 to purchase 400,000 shares. Dr. Dent’s beneficial ownership also includes 34,500 shares owned directly by Dr. Dent or jointly with his spouse.
(5)	Douglas M. VanOort, the Chairman and CEO of the Company, has direct ownership of 1,000,056 shares and options exercisable within sixty days of April 15, 2014 to purchase 1,400,000 shares. Totals for Mr. VanOort include 187,500 shares owned by Conundrum Capital L.P. a partnership for which Mr. VanOort is a managing member.
(6)	William J. Robison, a director of the Company, has direct ownership of 168,713 shares.
(7)	Robert P. Gasparini, Chief Scientific Officer of the Company, has direct ownership of 18,439 shares and options exercisable within sixty (60) days of April 15, 2014 to purchase 1,259,000 shares.
(8)	George A. Cardoza, Chief Financial Officer, has direct ownership of 71,089 shares and options exercisable within sixty (60) days of April 15, 2014 to purchase 230,000 shares.
(9)	Dr. Maher Albitar, Chief Medical Officer, has direct ownership of 63,492 shares and 125,000 options are exercisable within sixty (60) days of April 15, 2014.
(10)	Robert Horel, Vice President of Sales and Marketing, has options exercisable within 60 days of April 15, 2014 to purchase 115,250 shares.
(11)	Steven A. Ross, Chief Information Officer, has direct ownership of 4,500 shares and options exercisable within 60 days of April 15, 2014 to purchase 37,500 shares.
(12)	Edwin F. Weidig, III, Principal Accounting Officer, has options exercisable within 60 days of April 15, 2014 to purchase 10,833 shares.
(13)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.
(14)	1837 RMB Managers, LLC and its affiliates have direct ownership of 4,532,620 shares. 1837 RMB Managers, LLC acts as the general partner and makes all the investment decisions for 1837 Partners LP., 1837 Partners QP, LP and 1837 Partners LTD who own the shares listed. Shares listed also include amounts owned personally by affiliates of RMB Managers, LLC.
(15)	Grow Partners, LLC Shares from Schedule 13G filed with the SEC on 2/4/14.
(16)	SKL Family Limited Partnership has direct ownership of 1,888,606 shares, and the A. Scott Logan Revocable Living Trust has direct ownership of 633,750. The general partners of the SKL Family Limited Partnership are the Kent Logan Irrevocable Trust u/t/d 2/6/2009 and the Lance Logan Irrevocable Trust u/t/d 2/6/2009, with Kent Logan and Lance Logan as co-trustees of each trust. Kent Logan and Lance Logan also serve as Trustees for the A. Scott Logan Revocable Living Trust. Figures include 10,000 shares directly owned by Lance M. Logan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2013 all filing requirements were timely satisfied except that both Maher Albitar and Steven A. Ross filed late Form 4 documents for dates during the year ended December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	4,575,798	$1.18	662,065	(f)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	504,080
Equity compensation plans not approved by security holders (1), (2), (3), (4), (5)	2,425,000	$1.34	—

Total	7,000,798	$1.23	1,166,145

1.	Includes an outstanding option to purchase 350,000 shares of common stock granted to Robert P. Gasparini, our Chief Scientific Officer, outside the Company’s Equity Incentive Plan on March 12, 2008. The options have an exercise price of $0.80 per share and vest based on the achievement of certain performance milestones. On February 2, 2009, 150,000 of these options were cancelled and a new grant for 150,000 options at an exercise price of $0.62 per share was issued. In the event of a change of control of the Company, all unvested portions of the option will vest in full. Unless sooner terminated pursuant to the terms of the stock option agreement, the option will terminate on March 12, 2015.
2.	Includes outstanding warrants to purchase 625,000 shares of common stock at an exercise price of $1.05 per share granted to Douglas M. VanOort on March 16, 2009. The warrants vest based on the achievement of certain performance milestones. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on March 15, 2014.
3.	Includes outstanding options to purchase 800,000 shares of common stock at an exercise price of $1.71 per share granted to Douglas M. VanOort on February 14, 2012. These options vest based on the passage of time. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested options will vest immediately. Unless sooner terminated pursuant to the terms of the stock option agreement, the options will terminate on February 14, 2017.
4.	Includes outstanding warrants to purchase 450,000 shares of common stock at an exercise price of $1.50 per share granted to Steven C. Jones on May 3, 2010. These warrants vest based on the passage of time and based on the achievement of certain milestones. In the event of a change of control of the Company all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on May 3, 2017.
5.	Includes outstanding warrants to purchase 200,000 shares of common stock at an exercise price of $1.43 per share granted to Maher Albitar on January 9, 2012. These warrants vest based on the achievement of certain milestones. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on January 9, 2017.
6.	The Company’s Equity Incentive Plan was amended and restated on April 16, 2013, and subsequently approved by shareholders holding a majority of the shares outstanding, to allow for the issuance of an aggregate of up to 7,000,000 shares under the plan.

Currently, the Company’s Equity Incentive Plan, as amended and restated on October 31, 2006 and again amended and restated on April 16, 2013 and the Company’s ESPP as Amended and Restated, dated April 16, 2013 are the only equity compensation plans in effect.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2015 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2014 (unless the date of the 2014 Annual Meeting of Stockholders is not within thirty (30) days of June 6, 2014, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2014 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Kingery and Crouse, P.A. serves as our principal accountants. Representatives from Kingery and Crouse, P.A. are not expected to be present at the 2014 Annual Meeting.

Summarized below is the aggregate amount of various professional fees billed by our principal accountants Kingery and Crouse, P.A. with respect to our last two fiscal years:

	2013	2012
Audit fees	$184,495	$144,933
Audit Related Fees	—	—
Tax Fees	—	—
All other fees	21,275	14,745

All audit fees are approved by our Audit Committee and Board of Directors, and are limited to services provided on the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Audit related fees are fees billed for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under “audit fees.” Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of services performed related to other SEC filings and related correspondence.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreement

During 2013 and 2012, Steven Jones, a director of the Company, earned $254,394 and $207,500, respectively, for various consulting work performed in connection with his duties as Executive Vice President of Finance. Mr. Jones also earned $72,500 and $80,000 in corporate bonuses related to his consulting work in 2013 and 2012. Mr. Jones is a member of the Board of Directors Compliance Committee.

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven Jones whereby Mr. Jones would continue to provide consulting services to the Company in the capacity of Executive Vice President of Finance. The Consulting Agreement has an initial term from May 3, 2010 through April 30, 2013, which initial term automatically renews for additional one (1) year periods unless either party provides notice of termination at least three (3) months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Consulting Agreement by giving written notice to Mr. Jones one (1) year prior to the effective date of termination. Mr. Jones has the right to terminate the Consulting Agreement by giving written notice to the Company three (3) months prior to the proposed termination date, provided, however, the Mr. Jones is required to provide an additional three (3) months of transition services to the Company upon reasonable request by the Company. The Consulting Agreement specifies an annual base retainer compensation of $180,000 per year, which was subsequently increased to $200,000 per year in February 2011 and to $210,000 per year in April 2012. In January 2013 Mr. Jones annual retainer was increased to $250,000 per year. Mr. Jones is also eligible to receive an annual cash bonus based on the achievement of certain performance metrics with a target of thirty percent (30%) of his base retainer. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the our Chief Executive Officer and approved by the Board of Directors.

The Company also agreed that it would issue to Mr. Jones a warrant to purchase 450,000 shares of the Company’s common stock. The warrant has a seven year term, an exercise price of $1.50 per share, the ability to do a cashless net exercise, and a vesting schedule as follows:

i)	225,000 of such warrant shares vested immediately which included recognition for cumulative achievements for the Company by Mr. Jones; and

ii)	112,500 of such warrant shares vested according to the passage of time, with 4,687 warrant shares vesting on the last day of each calendar month for twenty-three (23) months, beginning with the month ended May 31, 2011 and continuing until the month ending March 31, 2012 and 4,699 warrant shares vested on April 30, 2012.

iii)	112,500 of such warrant shares vested based on the Company meeting certain financial goals.

As of December 31, 2013 all 450,000 warrants were fully vested.

The Consulting Agreement also provides that the vesting schedule of such warrant shall also specify that any unvested warrant shares shall vest upon the occurrence of a change of control.

Sale of Securities

Between January 10, 2011 and January 12, 2011, the Company entered into subscription agreements with certain investors (the “Investors”) pursuant to which the Company sold to the Investors an aggregate of 2,001,667 shares of our common stock, at a price of $1.50 per share (the “Common Stock Financing”). In connection with the Common Stock Financing, we also entered into registration rights agreements with the Investors.

The Investors included, among others: (i) the Douglas M. VanOort Living Trust (of which Douglas VanOort, Chief Executive Officer and Chairman of the Board, is affiliated); (ii) the Steven and Carisa Jones Defined Benefit Pension Plan & Trust (of which Steven Jones, Executive Vice President — Finance and a director of the Company, is affiliated); (iii) The George A. Cardoza Family Trust (of which George Cardoza, the Company’s Chief Financial Officer, is affiliated); (iv) Mark W. Smits (who was previously the Company’s Vice President of Sales and Marketing); and (v) Kevin C. Johnson (who is a director of the Company).

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investor Relations section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2014 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

Items 5, 6, 7, 7A, 8 and 9 of the Company’s Annual Report for the year ended December 31, 2013 filed by the Company with the SEC and the Company’s Current Reports on Form 8-K filed with the SEC since December 31, 2013 are incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2014

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On February 24, 2014, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We have enclosed the Annual Report with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2013, along with other financial information and management discussion which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Jerome Dvonch, Corporate Secretary

•	telephoning us at: (866) 776-5907.

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2014 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this proxy statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2014 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days from the 2014 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge at or the SEC at (800) 732-0330 or http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two (2) or more stockholders who share an address, unless the Company has received contrary instruction from one (1) or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Jerome Dvonch, Corporate Secretary.

ANNUAL MEETING OF NeoGenomics, Inc.

Date:	June 6, 2014
Time:	10:00 AM (Local Time)
Place:	Hyatt Regency Coconut Point Resort, 5001 Coconut Road, Bonita Springs, Florida 34134

Please make your marks like this: ☒ Use dark black pencil or pen only.

Board of Directors Recommends a Vote FOR proposal 1.

1:	Election of Directors. To elect six (6) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

Vote For All Nominees	Withhold Vote From All Nominees
☐	☐

	For	Withhold	Directors Recommend
01 Douglas M. VanOort	☐	☐	For
02 Steven C. Jones	☐	☐	For
03 Michael T. Dent, M.D.	☐	☐	For
04 Kevin C. Johnson	☐	☐	For
05 Raymond R. Hipp	☐	☐	For
06 William J. Robison	☐	☐	For

Authorized Signatures - This section must be

completed for your instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If hold in joint tenency, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of NeoGenomics, Inc.

to be held on Friday, June 6, 2014

for Holders as of April 15, 2014

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

	INTERNET		TELEPHONE
Go To			855-719-4506

www.proxypush.com/NEO • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Steven Jones and Jerome Dvonch, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such others matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1.

All votes must be received by 5:00 P.M., Eastern Time, June 5, 2014.

PROXY TABULATOR FOR Neogenomics, Inc. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — NeoGenomics, Inc.

Annual Meeting of Stockholders

June 6, 2014, 10:00 AM (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Steven Jones and Jerome Dvonch (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of NeoGenomics, Inc., a Nevada corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Coconut Point Resort, 5001 Coconut Road, Bonita Springs, Florida 34134, on Friday, June 6, 2014 at 10:00 A.M (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

Proposal 1; Election of Directors. To elect six (6) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

The six directors up for election are: Douglas M. VanOort, Steven C. Jones. Michael T. Dent, M.D., Kevin C. Johnson, Raymond R. Hipp, and William J. Robison.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐